Exhibit 10.1

Executive Employment Agreement

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 16th day of January 2021 (the “Commencement Date”), by and between CHF Solutions, Inc., a Delaware corporation (the “Company”) and Nestor Jaramillo, Jr. (the “Executive”).

Recitals

Whereas, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive on the Commencement Date;

Whereas, the Executive is currently employed as the Company’s Chief Operating Officer and President subject to that certain offer letter dated April 12, 2019 entered into by and between the Executive and the Company (the “Prior Agreement”); and (ii) that certain Change in Control Agreement dated May 6, 2019 entered into by and between the Executive and the Company (the “Change in Control Agreement”);

Whereas, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s new role as Chief Executive Officer and President of the Company following the Commencement Date and to amend, restate and supersede the terms and conditions of the Prior Agreement in its entirety on the Commencement Date on the terms and conditions set forth in this Agreement; and

 Whereas, this Agreement and the Change in Control Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

1.           Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the Employment Period. The “Employment Period” shall mean the period commencing on the Commencement Date and ending on the twelve (12) month anniversary of the Commencement Date, unless previously terminated in accordance with Section 3; provided, however, that commencing on the date one year after the Commencement Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated in accordance with Section 3, the Employment Period shall be automatically extended so as to terminate twelve (12) months from such Renewal Date, unless at least ninety (90) days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended.

1

2.           Terms of Employment.

(a)          Position and Duties.

(i)       During the Employment Period, the Executive shall serve as the Chief Executive Officer (CEO) and President of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s positions as CEO and President of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board. Beginning on the Commencement Date, the Executive agrees serve as a member of the Board for so long as the Executive continues to serve as CEO and President of the Company. During the Employment Period, the Company may require that the Executive travel interstate or overseas.

(ii)       During the Employment Period, and excluding any periods of paid time off and leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or affiliates, (B) serve on corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) serve as a non-executive outside director on the boards of directors and any board committees (or board of managers, as the case may be) that are pre-approved by the Board and (E) manage personal investments, in each case so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)          Compensation.

(i)          Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to Three Hundred Eighty-Five Thousand Dollars ($385,000.00), which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase (unless otherwise agreed to by the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

(ii)          Equity Awards.

(A)       During the Employment Period, the Executive shall be entitled to participate in any equity incentive, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and based on the performance criteria established by the Compensation Committee or the Board, as the case may be.

2

(B)       Subject to the terms of the Company’s 2017 Equity Incentive Plan (as such plan may be amended, modified or replaced, the “Plan”), the availability of sufficient number of shares of the Company’s common stock available for issuance under the Plan and the form of stock option agreement issued thereunder, prior to January 31, 2022, following the approval of the Board, the Company will issue the Executive a stock option (the “2021 Option Award”) to purchase a number of shares of the Company’s common stock equal to 2.4% of the Deemed Outstanding Shares determined as the date of the issuance of the 2021 Option Award (the “2021 Shares”). The 2021 Option Award shall include the following additional terms: (1) the exercise price per share for the 2021 Shares shall equal the fair market value of the Company’s common stock on the date of the grant of the 2021 Option Award; (2) subject the Executive’s continued employment with the Company and the terms and conditions of the Plan, twenty-five percent (25%) of the 2021 Shares shall vest and become exercisable on the one (1) year anniversary of the issuance date of the 2021 Option Award and the balance of the 2021 Shares subject to the 2021 Option Award shall vest and become exercisable in equal monthly installments on the last day of each month over the next thirty-six (36) months; and (3) upon the occurrence of a Change in Control (as defined in the Plan) all of the 2021 Shares subject to the 2021 Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to the Executive’s continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement, the 2021 Option Award and the Plan. For the purposes of this Agreement: “Deemed Outstanding Shares” shall mean as of each such date of determination the sum of the following: (x) all of the issued outstanding shares of the Company’s common stock; and (y) all issued and outstanding shares of the Company’s preferred stock calculated on an as-converted to shares of the Company’s common stock basis (excluding any shares of the Company’s preferred stock that are issued or issuable in connection with any rights plan or rights agreement implemented by the Company); In the event of breach of this Section 2(b)(ii)(B) by the Company, the Executive’s sole and exclusive remedy shall be to require the Company to issue the 2021 Option Award to the Executive.

(iii)       Annual Bonus. In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual performance bonus (the “Annual Bonus”). The Executive’s annual cash bonus shall be up to fifty-five percent (55%) of the Executive’s Annual Base Salary for such fiscal year and will be based upon achievement of certain performance goals (the “Performance Goals”) to be established by the Board. Achievement of the Performance Goals for each fiscal year during the Employment Period will be determined in good faith by the Board in its sole discretion within thirty (30) days after the end of the fiscal year. Each such Annual Bonus awarded to the Executive shall be paid sometime during the first two months of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus.

3

(iv)       Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company.

(v)        Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vi)       PTO & Holidays. The Executive will be entitled to twenty-two (22) days paid time off per calendar year, to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

(c)           Recoupment of Unearned Incentive Compensation. If (i) the Board, or an appropriate committee thereof, determines that the Executive engaged in any fraud, negligence or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements or (ii) the Company is required to require reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any incentive compensation paid to the Executive if and to the extent that (y) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement and (z) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

3.           Termination of Employment.

(a)           Early Termination of the Employment Period. Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right, or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify). This Agreement may be terminated by the Executive at any time upon forty-five (45) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board. Upon termination of the Executive’s employment with the Company for any reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as a member of the Board, director, manager and/or member of any governing body (or a committee thereof) and any and all positions that the Executive holds as an officer, in any case, of the Company or any of its Affiliates (as defined below).

4

(b)          Benefits Payable Under Termination.

(i)       In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)       In the event of the Executive’s Termination for Cause or the termination of the Executive’s employment as a result of the Executive’s resignation without Good Reason pursuant to Section 3(a), the Executive shall be provided the Unconditional Entitlements.

(iii)       In the event of a Termination for Good Reason or the exercise by the Company of its Termination Rights (including, without limitation, a termination that is not a “Termination for Cause”), the Executive shall be provided the Unconditional Entitlements and, subject to Executive signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties in substantially the form of Exhibit A attached hetero (the “Release”), the Company shall provide the Executive the Conditional Benefits. Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of his employment pursuant to Section 3(b) (other than the Unconditional Entitlements) shall only be payable or provided if the Executive signs and delivers the Release within the consideration period identified in the Release and the Executive does not revoke the Release within the revocation period identified in the Release. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(c)          Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(b) are as follows:

(i)         Earned Amounts. The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder, or if any part thereof constitutes the Annual Bonus payable for services rendered for the previous fiscal year, such part shall be paid at the same time the Executive would have otherwise been paid such Annual Bonus in accordance with Section 3(b) but for such termination of employment.

(ii)         Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

5

(iii)          Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)          Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

(v)           Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the Original Award Documents.

(d)          Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)          Severance Amount. The Company shall pay the Executive a lump sum amount equal to the Severance Amount. The Severance Amount shall be paid on the Company’s first regular payroll date that is more than 60 days after the Termination Date (or upon the Executive’s death, if earlier).

(ii)         Medical Coverage. If the Executive is eligible for and properly elects to continue the Executive’s and the Executive’s dependents’ group health, medical, dental, or vision coverage, as in place immediately prior to the Termination Date, the Company shall pay for (x) the portion of the premium costs for such coverage that the Company would pay if the Executive remained employed by the Company and (y) if permitted by law, the Company’s contributions to a health savings account for Executive, each at the same level of coverage/contribution that was in effect as of the Termination Date, for a period of twelve (12) months following such termination, provided that such benefits continuation will cease if and to the extent the Executive becomes eligible for similar benefits by reason of new employment or the Executive otherwise is no longer eligible for continuation coverage pursuant to applicable laws or plans. In the event Executive becomes eligible for health benefits by reason of new employment, the Company’s contributions to the health savings account shall also cease.

6

(iii)           Stock Options/Equity Awards. Notwithstanding any of the provisions of the Original Award Documents, all of the Executive’s stock options and/or other equity compensation awards shall vest and remain exercisable in accordance with the applicable Original Award Documents as if Executive remained an employee of the Company for a period of one year immediately after the Termination Date. Except as otherwise expressly provided herein, all stock options and/or other equity awards shall continue to be subject to the Original Award Documents.

(iv)           Pro-Rated Current Year Bonus. The Company shall pay Executive a pro-rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of the Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(v)           Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)       With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A payable on account of and within six months after a “separation from service” (within the meaning of Section 409A and as provided in Section 3(g) of this Agreement), such payment shall instead be made on the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)       To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

7

The foregoing provisions of this Section 3(d) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii).

(e)          Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)       “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company, or any other entity determined to be an affiliate by regulatory agencies.

(ii)       “Code” means the Internal Revenue Code of 1986, as amended.

(iii)       “Earned Compensation” means the sum of (a) any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any Annual Base Salary and interest accrued thereon payment of which has been deferred) and (b) if the Executive’s employment terminates due to the Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the Annual Bonus payable for services rendered in that fiscal year has been paid, the Annual Bonus that would have been payable to the Executive for such completed fiscal year in accordance with Section 3(b).

(iv)       “Original Award Documents” means, with respect to any stock option or other equity award, the terms and provisions of the award agreement related to and the plan governing, such stock option or other equity award, each as in effect on the Executive’s termination date.

(v)        “Severance Amount” means an amount equal to one times the Executive’s Annual Base Salary as of the Termination Date.

(vi)       “Termination for Cause” means a termination of the Executive’s employment by the Company due to (A) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company, (B) unlawful conduct or gross misconduct that is willful and deliberate on the Executive’s part and that, in either event, is materially injurious to the Company, (C) the conviction of the Executive of, or his entry of a no contest or nolo contendre plea to, a felony, (D) willful and deliberate breach by the Executive of his fiduciary obligations as an officer or director of the Company, (E) a persistent failure by the Executive to perform the duties and responsibilities of his employment hereunder, which failure is willful and deliberate on the Executive’s part and is not remedied by him within 30 days after the Executive’s receipt of written notice from the Company of such failure, or (F) material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by the Executive within ten days after written notice thereof to Executive from the Company. For the purposes of this Section 3(e)(vi), no act or failure to act on the Executive’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

8

(vii)       “Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (ii) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

(viii)       “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six (6) consecutive months or (ii) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(ix)       “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events without the Executive’s consent: (i) a reduction in any of the Executive’s compensation rights hereunder (that is, the Annual Base Salary or target Annual Bonus opportunity specified in Section 2(b)(iii)); (ii) the removal of the Executive by the Company from the position of CEO and President; (iii) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (iv) the relocation of the Executive’s principal office to a location that is more than 50 miles outside of Eden Prairie, Minnesota; (v) a material breach of any material provision of this Agreement by the Company or (vi) if the Company (1) fails to pay its debts generally as they become due, (2) files a petition for relief under any chapter of Title 11 of the United States Code or a petition to take advantage of any insolvency under the laws of the United States of America or any state thereof, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, (5) suffers the entry of an order for relief under any chapter of Title 11 of the United Sates Code, or (6) files a petition or answer seeking reorganization under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (B) unless the Executive shall have delivered a written notice to the Board within forty-five (45) days of the Executive’s having actual knowledge of the occurrence of one of such events stating that the Executive intends to terminate the Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice.

9

(x)       “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever, provided, however; for the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(f)           Conflict with Plans. As permitted under the terms of the Company’s applicable stock option and equity award plans, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under such plans (or any similar definition in any successor plan).

(g)          Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(b) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10

4.           Executive Remedy. The Executive shall be under no obligation to seek other employment or other engagement of the Executive’s services. The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.           Change in Control. Upon and following a Change in Control of the Company, as defined in the Change in Control Agreement between the Executive and the Company dated the date hereof, and any amendments thereto or any subsequent Change in Control agreement between the Executive and the Company (the “Change in Control Agreement”), the rights and obligations of the Executive and the Company will no longer be governed by this Agreement, but will be as provided in the Change in Control Agreement (including any rights or obligations in this Agreement that are specifically incorporated by reference therein). Upon the occurrence of a Change in Control, the term of this Agreement will end, and the provisions of this Agreement will be null and void, and of no further force and effect, except that compensation and benefit obligations accrued by the Company with respect to the Executive prior to the Change in Control and during the term of this Agreement will remain valid and enforceable, and the rights of Executive to indemnification shall remain in effect.

6.           Confidentiality; Non-Competition and Non-Solicitation.

(a)          Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

(i)       “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by the Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

11

(ii)       “Competitive Business” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) that is engaged or actively preparing to engage in any phase of the business of developing, manufacturing and marketing of products or services which compete with the products and services being developed, manufactured, marketed or sold by the Company and/or any of its Affiliates on the Termination Date or during the twenty-four (24) month period immediately preceding the Termination Date.

(b)           Nondisclosure of Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by the Executive during the Executive’s employment (whether prior to or after the Commencement Date) and will use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company.  For a period of five (5) years after the Termination Date, the Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto.  In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information, the Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

(c)           Limited Covenant Not to Compete. During the Employment Period and for a period of twelve (12) consecutive months immediately following the termination of the Executive’s employment for any reason, whether such termination is at the initiative of the Executive or the Company, the Executive agrees that, with respect to each jurisdiction, or specified portions thereof, in which the Executive regularly (x) makes contact with customers of the Company or any of its subsidiaries, (y) conducts the business of the Company or any of its subsidiaries, or (z) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in Competitive Business as of the Termination Date (collectively, the “Subject Areas”), the Executive will restrict his activities within the Subject Areas as follows:

(i)       The Executive will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Competitive Business within any of the Subject Areas; provided, however, that nothing contained herein will prohibit the Executive from making passive investments as long as the Executive does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Competitive Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” will have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act;

12

(ii)       The Executive will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries.

(iii)       The Executive will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries; and

(iv)       Without the consent of the Company, the Executive will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.

(d)           Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature.

(e)            Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)            Employee Proprietary Information and Inventions Assignment. The terms of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Executive and the Company dated April 12, 2019 are hereby incorporated by reference (the “Invention Assignment Agreement”). To the extent that there are any conflicts between the terms and conditions of the Invention Assignment Agreement and this Agreement, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Invention Assignment Agreement are hereby expressly preserved.

13

(g)          Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.           Successors.

(a)       This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.            Miscellaneous.

(a)          This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Minnesota, without regard to its conflict-of-laws principles.  For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the United States District Court for the District of Minnesota (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b).  The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14

(b)          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	to his last address provided in the Company’s records

If to the Company:	CHF Solutions, Inc.
Attn: Chief Legal & Compliance Officer
12988 Valley View Road
Eden Prairie, Minnesota 55344
Facsimile: 952.224.0181

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)          The Company hereby agrees to indemnify the Executive and hold the Employee harmless to the extent provided under Certificate of Incorporation and the By-Laws of the Company and that certain Indemnity Agreement, dated May 7, 2019, between the Company and the Executive (the “Indemnity Agreement”) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(e)          From and after the Commencement Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(f)          The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the executive to effect a Termination for Good Reason shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

15

(h)          Other than in connection with a Change in Control (as defined in the Change in Control Agreement, and in which case this Agreement will be superseded by the Change in Control Agreement), the Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive. In the event of any such assignment or succession, the term “Company” as used in this Agreement will refer also to such successor or assign.

(i)          This Agreement, the Invention Assignment Agreements, the Indemnity Agreement, the Original Award Documents, the Change in Control Agreement and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, and as of the Commencement Date represent the entire understanding and agreement between the Company and the Executive with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral, including, without limitation, the Prior Agreement, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought. If any of the terms and conditions of this Agreement conflict with the terms and conditions of the Original Award Documents, the terms and conditions of this Agreement shall control. All non-conflicting terms of the Original Award Documents are hereby expressly preserved

(j)          This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Minnesota Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

16

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive:	The Company:

CHF Solutions, Inc.

/s/ Nestor Jaramillo, Jr.	By:	/s/ John L. Erb
Nestor Jaramillo, Jr.	Name:	John L. Erb
	Title:	Chairman of the Board

Signature Page to

Executive Employment Agreement

Exhibit A

Release and Waiver of Claims

To be signed on or following the Termination Date

In consideration of the payments and other benefits set forth in the Executive Employment Agreement of January 15, 2021 (the “Executive Employment Agreement”), I, Nestor Jaramillo, hereby furnish CHF Solutions, Inc., a Delaware corporation (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Executive Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all U.S. federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, and the Minnesota Human Rights Act (the “MHRA”). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising after the day on which I sign this Release and Waiver. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA and the MHRA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, that: (a) the release and waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company or the date on which I received this Release and Waiver, whichever is later and not including such date (as applicable) in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have fifteen (15) days following the execution of this Release and Waiver, not counting the day on which I sign this Release and Waiver, to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the fifteen (15) day revocation period has expired without my having previously revoked this Release and Waiver. Any revocation must be personally delivered to the Company or, if mailed, postmarked, no later than the last day of the 15-day revocation period. The address for delivery of any such revocation shall be the Company’s address identified in Section 8(b) of the Executive Employment Agreement.

Exhibit A - 1

I acknowledge my continuing obligations under the Executive Employment Agreement. Pursuant to the Executive Employment Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with the Executive Employment Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Dated:
Nestor Jaramillo, Jr.

Exhibit A - 2